19XFMU22C
01/31/2025
COTERRA ENERGY INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT

    This Restricted Stock Unit Award Agreement (the “Agreement”), made and entered into by and between Coterra Energy Inc. (the “Company”), with its principal office at 840 Gessner Road, Suite 1400, Houston, Texas 77024 and [ Participant Name ], (the “Employee”), is dated as of [ grant date ] (the “Date of Grant”).

    This Agreement is expressly subject to the terms and provisions of the Company’s Cimarex Energy Co. Amended and Restated 2019 Equity Incentive Plan (the “Plan”). In the event there is a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall control. All undefined capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the Plan.

1.Grant of Restricted Stock Units. As an additional incentive and inducement to the Employee to remain in the employment of the Company, Cimarex Energy Co., or either of their Subsidiaries, and to devote his or her best efforts to the business and affairs of the Company, the Company hereby awards to the Employee Restricted Stock Units representing the right to receive [ number of shares granted ] shares of Company common stock, par value $.10 per share (the “Common Stock”), in accordance with Section 6.1.4 of the Plan, subject to the terms and conditions hereinafter set forth (the “Restricted Stock Units”).
2.Terms of Grant. Subject to the terms and provisions of this Agreement, the Restricted Stock Units shall vest 100% on January 31, 2025 (“Vesting Date”), provided, however, that the Employee remain continuously employed by the Company or a Subsidiary from the Date of Grant through and including the Vesting Date. Any fractional shares shall be rounded up to the next whole share (not to exceed the total number of Restricted Stock Units granted under this Agreement). The period from the Date of Grant until the Vesting Date shall be referred to herein as the “Period of Restrictions.” During the Period of Restrictions, the Restricted Stock Units shall be subject to the transfer restrictions described in this Agreement.
3.Issuance of Shares. If the Employee has been continuously employed by the Company or a Subsidiary through the Vesting Date (except as provided in Section 4 or Section 6), then the Company shall issue to the Employee the number of shares of Common Stock equal to the number of Restricted Stock Units, after being reduced by the number of shares of Common Stock with a Fair Market Value equal to the amount the Company is required by any governmental authority to withhold for tax purposes with respect to the vesting of the Restricted Stock Units.
4.Termination of Employment. Except as otherwise provided in this Section 4 or Section 6, if the Employee’s employment with the Company or a Subsidiary terminates for any reason prior to the Vesting Date, the Restricted Stock Units shall be immediately forfeited unless otherwise determined by the Committee. The foregoing notwithstanding, in the case of the Employee’s termination of employment by reason of death or disability the Restricted Stock Units shall not be so forfeited and shall become fully vested.
5.Voting Rights and Dividend Equivalents. During the Period of Restrictions, the Employee may not exercise voting rights with respect to the Restricted Stock Units. When the Company delivers the shares of Common Stock pursuant to Section 3, Section 4 or Section 6, the Company shall also pay to the Employee an amount in cash equal to the dividends that would have been paid on each share of Common Stock underlying the Restricted Stock Units had such share been outstanding from the date of grant until the Vesting Date. The dividend equivalent payment pursuant to this Section 5 shall be paid without interest or earnings and will be subject
Active 60279244 2.docx

to the payment of applicable withholding taxes. No dividend equivalent payments will be made with respect to Restricted Stock Units that do not vest pursuant to this Agreement
6.Change in Control. Upon the occurrence of a Change in Control, the Restricted Stock Units will be fully vested and freely transferable, except that you shall not make any sale or transfer that would conflict with or violate any of the provisions of the Securities Act of 1933 or applicable state securities laws or the Company’s insider trading policy. The Committee may also provide for the assumption or substitution of the Restricted Stock Units by the surviving entity on terms comparable to the terms of this Agreement and may make any other provision for the Restricted Stock Units as the Committee, in its sole discretion, deems appropriate.
7.Transferability. The Restricted Stock Units are not transferable by the Employee, whether voluntarily, involuntarily or by operation of law or otherwise during the Period of Restrictions, except as provided in the Plan. If any assignment, pledge, transfer, or other disposition, voluntary or involuntary, of the Restricted Stock Units shall be made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Restricted Stock Units, then the Employees’ right to the Restricted Stock Units shall immediately cease and terminate.
8.Employment at Will. This Agreement is not an employment agreement. Nothing contained herein shall be construed as creating any employment relationship other than one at will.
9.Assignment. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Employee and the successors and assigns of the Company. In no event shall Restricted Stock Units granted hereunder be voluntarily or involuntarily sold, pledged, assigned or transferred by the Employee other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.
10.Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to conflict of law rules or principles. Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against the Employee or the Company only in the courts of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and the Employee and the Company consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any action or proceeding and waives any objection to venue laid herein.
11.Shareholder Status. The Employee shall have no rights of a shareholder with respect to the shares of Common Stock potentially deliverable pursuant to this Agreement unless and until such time as the ownership of such shares of Common Stock has been transferred to the Employee.
12.Section 409A. The Restricted Shares granted under this Agreement are intended to comply with or be exempt from Section 409A, and ambiguous provisions of this Agreement, if any, shall be construed and interpreted in a manner consistent with such intent. This Agreement shall not be amended in a manner that would cause this Agreement or any amounts payable under this Agreement to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Agreement. If any provision of this Agreement would result in the imposition of an additional tax under Section 409A, that provision will be reformed to avoid imposition of the additional tax. If the Employee is a “specified employee” as defined in Section 409A on the date on which the

Employee has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Restricted Shares settled on account of a separation from service that are deferred compensation subject to Section 409A shall be paid or settled on the earliest of (1) the fifteenth business day following the expiration of six months from the Employee’s separation from service, (2) the date of the Employee’s death, or (3) such earlier date as complies with the requirements of Section 409A. For purposes of Section 409A, each payment under this Agreement shall be deemed to be a separate payment.
13.Miscellaneous.
(a)This Agreement shall not confer upon the Employee any right to continuation of employment by the Company, Cimarex or either of their Subsidiaries; nor shall this Agreement interfere in any way with the Company’s, Cimarex’s or either of their Subsidiaries’ right to terminate his or her employment at any time.
(b)With the approval of the Board of Directors, the Committee may terminate, amend or modify the Plan; provided, however, that no such termination, amendment or modification of the Plan may in any material way adversely affect the Employee’s rights under this Agreement.
(c)This Agreement shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto cause this Agreement to be executed as of the date hereof.

COTERRA ENERGY INC.

/s/ Christopher H. Clason
By:    Christopher H. Clason
Title:    Senior Vice President and
    Chief Human Resources Officer

Employee:

    [ Participant Name ]